BARK Announces Appointment of James Gagne to Board of Directors
Mr. Gagne brings over 30 Years of Global Supply Chain, Logistics and Operations Leadership to BARK

NEW YORK, May 4, 2026 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading dog brand with a mission to make all dogs happy, today announced that James Gagne has joined the Company’s Board of Directors (the “Board”), effective immediately.

Mr. Gagne is a seasoned executive with over 30 years of leadership in global supply chain and logistics. He recently founded, and is Chief Executive Officer of KYNTRX Logistics, a next generation, asset-light logistics platform designed to serve critical infrastructure and regulated industries including defense, space, semiconductor/AI, and energy transition. Mr. Gagne also serves as a Board Trustee and member of the Strategic Committee at the Foreign Policy Research Institute, where he brings his experience on linkages between policy, the global economy and supply chains to various industries. From 2017 until 2024, he served as President and Chief Executive Officer of SEKO Logistics, a leading global supply chain logistics company, where he architected and led its global expansion from operations in three countries and around $400M in revenue to a global enterprise spanning 60 countries and $2.4B in revenue.

“James brings deep experience across global supply chain operations while growing revenue.” said Matt Meeker, Chief Executive Officer. “Having served as CEO at SEKO Logistics and scaled their business in a manner that substantially increased their topline, we’re excited to work with him at BARK. Collectively, his expertise in operations architecture in supply chain and logistics is incredibly valuable, and I am thrilled to welcome him to our Board.”

“I’m excited to join BARK’s Board,” said Mr. Gagne. “I look forward to supporting the development of a differentiated, scalable supply chain that can unlock both operational and strategic value.”

About James Gagne
James Gagne is a global transportation and logistics executive, entrepreneur, and investor with more than 30 years of experience building, scaling, and transforming asset-light supply chain platforms across North America, Europe, and Asia. He spent over 20 years living and operating in China and Hong Kong, holding senior executive and CEO roles with Agility, BAX Global / Schenker, and A.P. Moller–Maersk, developing deep expertise across air, ocean, ground transportation, contract logistics, and compliance-intensive supply chains. Mr. Gagne has led and supported over forty acquisitions and joint ventures throughout his career. He holds a B.S. from the U.S. Merchant Marine Academy and speaks Mandarin Chinese.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, food, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including

Target, Chewy, and Amazon; BARK in the Belly, a premium dog food and consumables line that donates 100% of food profits to fight canine hunger; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward-Looking Statements
This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Actual results and outcomes could differ materially from any results or outcomes made or implied in such forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, risks and information included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2025, filed with the SEC on February 5, 2026, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements except as required by law.

Contacts
Investors:
investors@barkbox.com

Media:
press@barkbox.com